UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELDORADO GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1188-550 Burrard Street

Vancouver, British Columbia

Canada V6C 2B5

(Address of principal executive offices)

ELDORADO GOLD CORPORATION AMENDED AND RESTATED STOCK OPTION PLAN

ELDORADO GOLD CORPORATION AMENDED AND RESTATED PERFORMANCE SHARE UNIT PLAN

(Full titles of plan)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, DC 20005

(Name and address of agent for service)

(202) 572-3100

(Telephone number, including area code, of agent for service)

Copies to:
James Guttman, Esq.
Dorsey & Whitney LLP
Toronto-Dominion Centre

66 Wellington Street West, Suite 3400

Toronto, ON

M5K 1E6

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “Accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer  ☒      Accelerated Filer  ☐      Non-Accelerated Filer ☐      Smaller Reporting Company ☐

EXPLANATORY NOTE

Eldorado Gold Corporation, a British Columbia corporation (the “Company” or the “Registrant”) previously filed a registration statement on Form S-8 (File No. 333-288104) on June 17, 2025 with the Securities and Exchange Commission (the “2025 Registration Statement”). On June 30, 2025, the Company filed a post-effective amendment to the 2025 Registration Statement (File No. 333-288104) (the “2025 Form S-8 POS”) which terminated any and all offerings of its securities pursuant to the 2025 Registration Statement. In accordance with Item 9(a)(3) of the 2025 Registration Statement to remove from registration by means of the 2025 Form S-8 POS any of the securities registered under the 2025 Registration Statement that remain unsold at the termination of the offering, the Registrant removed from registration all securities registered under the 2025 Registration Statement as at June 30, 2025.

This Registration Statement is being filed for the purpose of (i) registering 7,183,172 common shares (the “Common Shares”) of the “Company issuable pursuant to the Eldorado Gold Corporation Amended and Restated Stock Option Plan (the “Stock Option Plan”), (ii) 1,310,000 Common Shares issuable under the Amended and Restated Eldorado Gold Corporation Performance Share Unit Plan (the “PSU Plan”), and (iii) furnishing the filing fee table exhibit with Inline eXtensible Business Reporting Language (iXBRL) which was inadvertently omitted from the 2025 Registration Statement.

On December 27, 2018, the Registrant effected a 5-for-1 share consolidation (the “Share Consolidation”). All Common Share amounts below give effect to the Share Consolidation.

Stock Option Plan

On September 4, 2007, the Registrant filed a registration statement on Form S-8 (File No. 333-145854) (the “2007 Registration Statement”) to register 1,620,067 Common Shares issuable pursuant to the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of April 28, 2005 and the Registrant’s Incentive Stock Option Plan, Officers & Directors, Amended and Restated as of April 28, 2005. The 2007 Registration Statement acted as a post-effective amendment, pursuant to Rule 429 of the Securities Act of 1933, as amended, to the Registrant’s Registration Statements on Form S-8 (File No. 333-122683) and (File No. 333-107138).

On October 7, 2008, the Registrant filed a registration statement on Form S-8 (File No. 333-153894) (the “2008 Registration Statement”) to register an additional 1,225,435 Common Shares issuable pursuant to the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of May 1, 2008 and the Registrant’s Stock Option Plan, Officers & Directors, Amended and Restated as of May 1, 2008.

On June 30, 2009, the Registrant filed a registration statement on Form S-8 (File No. 333-160349) (the “2009 Registration Statement”) to register an additional 1,692,452 Common Shares issuable pursuant to the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of May 7, 2009, and the Registrant’s Incentive Stock Option Plan, Officers & Directors, Amended and Restated as of May 7, 2009.

On May 6, 2010, the Registrant approved a reload of Common Shares issuable pursuant to the Company’s Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of May 7, 2009, and the Company’s Incentive Stock Option Plan, Officers & Directors, Amended and Restated as of May 7, 2009, of 799,034 Common Shares and 333,000 Common Shares, respectively.

On August 9, 2011, the Registrant filed a registration statement on Form S-8 (File No. 333-176184) (the “2011 Registration Statement”) to register an additional 3,587,585 Common Shares issuable pursuant to the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of May 5, 2011, and the Registrant’s Incentive Stock Option Plan, Officers & Directors, Amended and Restated as of May 5, 2011.

On May 1, 2014, the Registrant’s shareholders authorized amendments to Section 4.1 of the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors, and Section 4.1 of Incentive Stock Option Plan, Officers & Directors setting the maximum aggregate number of Common Shares issuable pursuant to the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors and the Company’s Incentive Stock Option Plan, Officers & Directors from and after May 1, 2014 at (i) 6,175,063 Common Shares and (ii) 3,409,761 Common Shares, respectively, (among other changes) and approved the Incentive Stock Option Plan, Employees, Consultant & Advisors, Amended and Restated as of May 1, 2014 and Incentive Stock Option Plan, Officers & Directors, Amended and Restated as of May 1, 2014.

On August 5, 2014, the Registrant filed a registration statement on Form S-8 (File No. 333-197861) (the “2014 Registration Statement”) to register (i) an additional 3,400,000 Common Shares issuable pursuant to the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of May 1, 2014 and (ii) an additional 1,034,000 Common Shares issuable pursuant to the Registrant’s Incentive Stock Option Plan, Officers & Directors, Amended and Restated as of May 1, 2014.

On June 21, 2018, the Registrant’s shareholders authorized the amendment and restatement on a combined basis of the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of May 1, 2014, and the Incentive Stock Option Plan, Officers & Directors, Amended and Restated as of May 1, 2014 as the Registrant’s Incentive Stock Option Plan, dated as of June 21, 2018 (the “ESOP”)

On March 29, 2019, the Registrant filed a registration statement on Form S-8 (File No. 333-230600) (the “2019 Registration Statement”) to include the ESOP. The 2019 Registration Statement did not register any additional Common Shares issuable pursuant to the ESOP.

On October 26, 2023, the Registrant’s Board of Directors (the “Board”) amended and restated the ESOP, which was subsequently amended and restated by the Board on April 15, 2025, as the Stock Option Plan. On June 3, 2025, the Registrant’s shareholders approved the Stock Option Plan.

On June 17, 2025, the Registrant filed the 2025 Registration Statement to register additional Common Shares under the Stock Option Plan.

On June 30, 2025, the Registrant filed the 2025 Form S-8 POS terminating any and all offerings of its securities pursuant to the 2025 Registration Statement since the iXBRL tagging on the filing fee table exhibit was inadvertently omitted.

This Registration Statement registers an additional 7,183,172 Common Shares issuable pursuant to the Stock Option Plan, representing the same number of additional Common Shares issuable under the Stock Option Plan that were registered pursuant to the 2025 Registration Statement.

The contents of the 2007 Registration Statement, 2008 Registration Statement, 2009 Registration Statement, 2011 Registration Statement, 2014 Registration Statement and 2019 Registration Statement are incorporated by reference herein.

PSU Plan

On May 1, 2014, the Registrant’s shareholders authorized the adoption of the Performance Share Unit Plan dated as of May 1, 2014 (the “2014 PSU Plan”).

On August 5, 2014, the Registrant filed the 2014 Registration Statement to register Common Shares issuable pursuant to the 2014 PSU Plan.

On June 10, 2021, the Registrant’s shareholders approved the Company’s Amended and Restated Eldorado Gold Corporation Performance Share Unit Plan as approved by shareholders as of June 10, 2021 (the “2021 PSU Plan”). On December 20, 2021, the Registrant filed a registration statement on Form S-8 (File No. 333-261772) (the “2021 Registration Statement”) to register 2,500,000 Common Shares issuable pursuant to the 2021 PSU Plan.

On October 26, 2023 the Board amended and restated the 2021 PSU Plan, which was subsequently amended and restated by the Board on April 15, 2025 as the PSU Plan. On June 3, 2025, the Registrant’s shareholders approved the PSU Plan.

On June 17, 2025, the Registrant filed the 2025 Registration Statement to register additional Common Shares under the PSU Plan.

On June 30, 2025, the Registrant filed the 2025 Form S-8 POS terminating any and all offerings of its securities pursuant to the 2025 Registration Statement since the iXBRL tagging on the filing fee table exhibit was inadvertently omitted.

This Registration Statement registers an additional 1,310,000 Common Shares issuable pursuant to the PSU Plan, representing the same number of additional Common Shares issuable under the PSU Plan that were registered pursuant to the 2025 Registration Statement.

The contents of the 2014 Registration Statement and 2021 Registration Statement are hereby incorporated by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents By Reference.

The following documents which have been and will in the future be filed by us with the SEC are incorporated in this registration statement by reference:

(a)	Our Annual Report on Form 40-F for the year ended December 31, 2024, filed with the United States Securities and Exchange Commission (the “SEC”) on March 28, 2025;

(b)	Our Current Reports on Form 6-K furnished to the SEC on February 19, 2025. In addition, Exhibits 99.1 and 99.2 of our Current Report on Form 6-K furnished to the SEC on May 1, 2025 and Exhibits 99.1 and 99.2 of our Current Report on Form 6-K furnished to the SEC on May 2, 2025.

(c)	All other reports filed by our company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2024; and

(d)	The description of our Common Shares contained in our Registration Statement on Form 8-A, as filed with the SEC on January 10, 2003, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished by us during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference in and to be part of this registration statement from the date of filing of each such document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. With approval of a court and subject to the sentence above, the Registrant may indemnify such individuals in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above. The Registrant may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above in the second sentence under this heading. The aforementioned individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the Registrant or other entity as described above if the individual seeking indemnity was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done and provided the individual fulfills the conditions set out above in the second sentence under this heading.

The by-laws of the Registrant provide that, subject to the limitations contained in the CBCA, the Registrant shall, to the maximum extent permitted by law, indemnify a director or officer, a former director or officer, or an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity, provided the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which they acted as director or officer, or in a similar capacity, at the Registrant's request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that their conduct was lawful, and the Registrant shall advance monies to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above in accordance with the CBCA, subject to approval of a court.  The by-laws of the Registrant provide that the Registrant may purchase and maintain insurance for the benefit of a director or officer, a former director or officer, or an individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and personal representatives, against any liabilities incurred by the individual in that individual’s capacity as a director or officer of the Registrant or in that individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or has acted in the capacity at the Registrant’s request, subject to the provisions of the CBCA. The indemnity provisions of the by-laws shall be in addition to and not in substitution for or limitation of any rights, immunities and protections to which a person is otherwise entitled.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Exhibit

4.1	Eldorado Gold Corporation Amended and Restated Stock Option Plan (the “Stock Option Plan”)

4.2	Eldorado Gold Corporation Amended and Restated Performance Share Unit Plan (the “PSU Plan”)

5.1	Opinion of Osler, Hoskin & Harcourt LLP with respect to the PSU Plan and the Stock Option Plan

23.1	Consent of KPMG LLP

23.2	Consent of Jacques Simoneau, géo

23.3	Consent of Peter Lind, P. Eng.

23.4	Consent of Sean McKinley, P.Geo.

23.5	Consent of Jessy Thelland, géo

23.6	Consent of Philippe Groleau, P.Eng.

23.7	Consent of Simon Hille, FAusIMM

23.8	Consent of Mike Tsafaras, P.Eng.

23.9	Consent of Hamilton Matias, MAusIMM

23.10	Consent of Filip Medinac, P.Eng.

23.11	Consent of Mehdi Bouanani, P.Eng.

23.12	Consent of Vu Tran, P.Eng.

23.13	Consent of AMC Mining Consultants (Canada) Ltd.

23.14	Consent of Mining Plus Canada Consulting Ltd.

23.15	Consent of Mo Molavi, P.Eng.

23.16	Consent of Fluor Canada Limited

23.17	Consent of Richard Kiel, P.E.

23.18	Consent of WSP Canada Inc.

23.19	Consent of Robert Chesher, FAusIMM (CP),RPEQ, MTMS

23.20	Consent of Herb Ley, SME-RM

23.21	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1)

24.1	Power of Attorney (See Signature Pages)

107	Filing Fee Table

Item 9.	Undertakings

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on June 30, 2025.

ELDORADO GOLD CORPORATION

/s/ George Burns
Name:	George Burns
Title:	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Paul Ferneyhough
Name:	Paul Ferneyhough
Title:	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George Burns and Paul Ferneyhough as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George Burns	President, Chief Executive Officer and	June 30, 2025
George Burns	Director

/s/ Paul Ferneyhough	Executive Vice President and	June 30, 2025
Paul Ferneyhough	Chief Financial Officer

/s/ Carissa Browning	Director	June 30, 2025
Carissa Browning

/s/ Teresa Conway	Director	June 30, 2025
Teresa Conway

/s/ Hussein Barma	Director	June 30, 2025
Hussein Barma

/s/ Judith Mosely	Director	June 30, 2025
Judith Mosely

/s/ Steven Reid	Chair of the Board	June 30, 2025
Steven Reid

/s/ John Webster	Director	June 30, 2025
John Webster

/s/ Stephen Walker	Director	June 30, 2025
Stephen Walker

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Puglisi & Associates (Authorized Representative)	June 30, 2025

/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director